Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED REPLACEMENT CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REPLACEMENT CREDIT AGREEMENT (this “Amendment”), dated as of April 30, 2021, is entered into by and among ARGAN, INC., a corporation organized and in good standing under the laws of the State of Delaware (the “Company”), SOUTHERN MARYLAND CABLE, INC., a corporation organized and in good standing under the laws of the State of Delaware, GEMMA POWER, INC., a corporation organized and in good standing under the laws of the State of Connecticut, GEMMA POWER SYSTEMS CALIFORNIA, INC., a corporation organized and in good standing under the laws of the State of California, GEMMA POWER SYSTEMS, LLC, a limited liability company organized and in good standing under the laws of the State of Connecticut, GEMMA POWER HARTFORD, LLC, a limited liability company organized under the laws of the State of Connecticut, GEMMA PLANT OPERATIONS, LLC, a limited liability company organized and in good standing under the laws of the State of Delaware, ATLANTIC PROJECTS COMPANY, INC., a corporation organized and in good standing under the laws of the State of New York, GEMMA RENEWABLE POWER LLC, a limited liability company organized under the laws of the State of Delaware, TRC ACQUISITION, LLC, a limited liability company organized under the laws of the State of Delaware and THE ROBERTS COMPANY, INC., a corporation organized under the laws of the State of Delaware, together with certain other Subsidiaries of the Company from time to time a party hereto (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each a “Borrower”) and BANK OF AMERICA, N.A., a national banking association, as the Lender (the “Lender”).

The Borrowers and the Lender are parties to an Amended and Restated Replacement Credit Agreement dated as of May 15, 2017 (as amended, amended and restated, supplemented, substituted, extended, or otherwise modified from time to time, the “Existing Credit Agreement”), and they now desire to amend certain provisions of the Existing Credit Agreement as provided herein.

Accordingly, for and in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which consideration are hereby mutually acknowledged, the Borrowers and the Lender hereby agree as follows:

1.Capitalized Terms; Effective Date.  Capitalized terms used in this Amendment which are not otherwise defined herein shall have the meanings assigned thereto in the Existing Credit Agreement, as amended by this Amendment (the Existing Credit Agreement, as amended by this Amendment, being hereinafter referred to as the “Credit Agreement”).
2.Amendments to Existing Credit Agreement.  As of the date all of the conditions set forth in Section 4 below are fully satisfied, and the satisfaction of the other terms contained in this Amendment, the Borrowers and the Lender agree that the following provisions of the Existing Credit Agreement are amended as follows:
2.1Defined Terms.
(a)Section 1.01 of the Existing Credit Agreement is amended to add in alphabetical order the following definitions:

“Amendment” means the First Amendment to Amended and Restated Replacement Credit Agreement by and among the Borrowers and Lender effective as of the Amendment Effective Date.

“Amendment Effective Date” means April 30, 2021.

“Adjusted LIBOR Rate” means the rate equal to the quotient obtained by dividing (a) the applicable Index Rate by (b) 1.00 minus the LIBOR Reserve Percentage.

“Index Rate” means, for any Interest Period, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time) at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if the Index Rate shall be less than zero percent (0.00%), such rate shall be deemed to equal zero percent (0.00%) for purposes of this Agreement.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to LIBOR for a period of one (1) month as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Lender from time to time), at approximately 11:00 a.m., London time, two (2) London Banking Days prior to such day, for U.S. Dollar deposits with a term of one (1) month commencing that day; provided that if the LIBOR Daily Floating Rate shall be less than zero percent (0.00%), such rate shall be deemed to equal zero percent (0.00%) for purposes of this Agreement.

“LIBOR Rate” means for any applicable Interest Period for any Eurocurrency Rate Loan, a simple rate per annum equal to the sum of the Applicable Rate plus the Adjusted LIBOR Rate.

“LIBOR Rate Election” means an election by Borrower of an applicable LIBOR Rate in accordance with this Agreement.

“LIBOR Reserve Percentage” means, for any day that percentage (expressed as a decimal, carried out to five decimal places) which is in effect on such day, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including marginal, emergency, supplemental, special and other reserves) applicable to member banks of the Federal Reserve System, in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on loans bearing interest at the LIBOR Rate is determined), whether or not Lender has any Eurocurrency liabilities or such requirement otherwise in fact applies to Lender.  The LIBOR Rate shall be adjusted automatically as of the effective date of each change in the LIBOR Reserve Percentage.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page Lender designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by Lender from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Lender, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Lender determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by Lender applicable to such LIBOR Successor Rate:

(A)the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by Lender from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to Lender; or

(B)the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by Lender) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by Lender from time to time in its reasonable discretion.

“Unfinanced Capital Expenditures” means, with respect to any Person for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness.

(b)The following defined terms in Section 1.01 of the Existing Credit Agreement are amended and restated in their entirety as follows:

“Applicable Rate” means, for any day, the rate per annum set forth:

Eurocurrency Rate Revolving Loans	Base Rate Revolving Loans	Letters of Credit	Cash Collateralized Letters of Credit	Unused Fee
1.60%	1.00%	1.60%	1.00%	0.25%

“Base Rate” means, on any day, a fluctuating rate per annum equal to the Base Rate margin plus the highest of:  (a) the Federal Funds Rate for that day plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Lender as its “Prime Rate,” or (c) the LIBOR Daily Floating Rate for that day plus 1.00%.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  The “Prime Rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.  Notwithstanding anything else herein, if the Base Rate shall be less than zero percent (0.00%), such rate shall be deemed to equal zero percent (0.00%) for purposes of this Agreement.

“Consolidated Fixed Charge Coverage Ratio” means as to the Company and its Subsidiaries on a Consolidated basis for any period of determination the ratio of (a) EBITDA, minus (i) cash taxes, (ii) Unfinanced Capital Expenditures, (iii) any net income (loss) and capital expenditures of any consolidated variable interest entity and (iv) dividends, distributions and stock repurchases (but excluding all Permitted Payments) to (b) Fixed Charges, all in accordance with GAAP.

“EBITDA” means as to the Company and its Subsidiaries on a Consolidated basis for any period of determination thereof, the sum of (a) the net profit (or loss) (including, without limitation, all net income (loss) recognized by any Loan Party, all determined in accordance with GAAP consistently applied), plus (b) interest expense for such period, plus (c) income tax provisions for such period, plus (d) depreciation and amortization of assets for such period, plus (e) non-cash stock compensation expense for such period, plus (f) non-cash intangible asset impairment charges for such period, and plus (g) the amount of any goodwill impairment for such period.

“Eurocurrency Rate” means:

(c)for any Interest Period, with respect to any Credit Extension:

(i)denominated in a LIBOR Quoted Currency, the rate per annum equal to the LIBOR Rate, or a comparable or successor rate which rate is approved by the Lender, at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)with respect to any Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternative

Currency at the time such Alternative Currency is approved by the Lender and the relevant Lenders pursuant to Section 1.09(a); and

(d)for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined as of any Rate Determination Date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Lender in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fixed Charges” means as to the Company and its Subsidiaries on a Consolidated basis for any period of determination, the sum of all interest expense paid in cash (but excluding any GAAP-related interest component arising out of payments under operating leases of the Company and its Subsidiaries made during the Measurement Period), all scheduled principal payments (whether or not actually paid) and all payments under Capitalized Leases of the Company and its Subsidiaries made during the Measurement Period up to and including the date such covenant is being tested, all in accordance with GAAP.

“Interest Period” means with respect to any Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or on the date on which a Borrowing or any portion thereof is converted into or continued as such Eurocurrency Rate Loan, and ending on the date one (1), two (2), or three (3) months thereafter (in each case, subject to availability), as elected by Borrower in the applicable Loan Notice; provided that:

(a)Each Interest Period must commence on a Business Day;

(b)In the case of the continuation of a Eurocurrency Rate Loan, the Interest Period applicable after the continuation of such Eurocurrency Rate Loan shall commence on the last day of the preceding Interest Period;

(c)The last day for each Interest Period and the actual number of days during the Interest Period shall be determined by Lender using the practices of the London interbank eurodollar market; and

(d)No Interest Period shall extend beyond the Maturity Date, and any Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date shall instead end on the Maturity Date.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Index Rate.

“Loan Notice” means a properly completed and executed notice by a Responsible Officer of the Company to Lender in the form of Exhibit C or submitted in another format approved by Lender (including, but not limited to, on an electronic platform or electronic transmission system, or by submission through an electronic portal approved by Lender) which sets forth Borrower’s interest rate election in accordance with Section 2.02(e) hereof.

“Material Contract” means, with respect to any Person, each contract or agreement (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000,000 or more in any year or (b) otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person or (c) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means May 31, 2024; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

2.2Borrowings, Conversions and Continuations of Loans.  The following new Sections are added to the Existing Credit Agreement immediately after Section 2.02(d):

(e)Interest Rate Elections.

(a)Subject to the conditions and limitations in this Agreement, Borrower may by providing a Loan Notice to Lender substantially in the form attached hereto as Exhibit C:

(i)Elect, for a new advance of funds, that such Borrowing will be a Base Rate Loan, a Eurocurrency Rate Loan or a combination thereof;

(ii)Elect to convert, on a Business Day, all or part of a Base Rate Loan into a Eurocurrency Rate Loan;

(iii)Elect to convert, on the last day of the Interest Period applicable thereto, all or part of any a Eurocurrency Rate Loan into a Base Rate Loan; or

(iv)Elect to continue, commencing on the last day of the Interest Period applicable thereto, any Eurocurrency Rate Loan.

If, for any reason, an effective election is not made in accordance with the terms and conditions of this Agreement for any advance of Loan proceeds or for any Eurocurrency Rate Loan for which the corresponding Interest Period is expiring, or to convert a Base Rate Loan to a Eurocurrency Rate Loan, then the sums in question will be Base Rate Loans until an effective LIBOR Rate Election is thereafter made for such sums.

(b)Each Loan Notice must be received by Lender not later than 10:00 a.m. on the applicable date as follows:

(i)With respect to an advance of or conversion to a Base Rate Loan, one (1) Business Day prior to the proposed date of advance or conversion; and

(ii)With respect to an advance of, conversion to or continuation of a Eurocurrency Rate Loan, three (3) Business Days prior to the proposed date of advance, conversion or continuation.

Unless otherwise specified herein, no conversion from a Eurocurrency Rate Loan may be made other than at the end of the corresponding Interest Period.  Each Loan Notice shall stipulate:  (A) the amount of the advance or of the Borrowing to be converted or continued; (B) the nature of the proposed advance, conversion or continuation, which shall be either a Base Rate Loan, Eurocurrency Rate Loan or a combination thereof, and in the case of a conversion or continuation, the nature of the Borrowing to be converted or continued; and (C) in the case of a Eurocurrency Rate Loan, the proposed commencement date and duration of the Interest Period.  All such notices shall be irrevocable once given, and shall be deemed to have been given only when actually received by Lender in writing in a form specified by Lender.

(f)General Conditions Precedent to LIBOR Rate Election.  In addition to any other conditions herein, a LIBOR Rate Election shall not be permitted if:

(a)An Event of Default has occurred and is continuing and has not been waived by Lender or a Default has occurred and is continuing; or

(b)After giving effect to the requested LIBOR Rate Election, the sum of all Eurocurrency Rate Loans plus all Base Rate Loans would exceed the principal amount of outstanding Loans; or

(c)The requested interest period does not conform to the definition of Interest Period herein; or

(d)Any of the circumstances referred to in Sections 2.14 and 2.15 hereof shall apply with respect to the requested LIBOR Rate Election or the requested Eurocurrency Rate Loan.

2.3Additional LIBOR Provisions. The following new Sections are added to the Existing Credit Agreement immediately after Section 2.13:

2.14.Illegality. If Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted it is unlawful, for Lender to make, maintain or fund Loan advances whose interest is determined by reference to the Index Rate or the LIBOR Daily Floating Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank eurodollar market, then, upon notice thereof by Lender to Borrower, (a) any obligation of Lender to honor any LIBOR Rate Election or to continue any Eurocurrency Rate Loan or to convert a Base Rate Loan to Eurocurrency Rate Loan shall be suspended, and (b) if such notice asserts the illegality of Lender providing or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Daily Floating Rate component of the Base Rate, the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to the LIBOR Daily Floating Rate component of the Base Rate, in each case until Lender notifies Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) Borrower shall, upon demand from Lender, prepay or, if applicable, convert all Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by Lender without reference to the LIBOR Daily Floating Rate component of the Base Rate), either on the last day of the Interest Period therefor, if Lender may lawfully continue to maintain such Eurocurrency Rate Loan to such day, or immediately, if Lender may not lawfully continue to maintain such Eurocurrency Rate Loan, and (y) if such notice asserts the illegality of Lender determining or charging interest rates based upon LIBOR, Lender shall during the period of such suspension compute the Base Rate without reference to the LIBOR Daily Floating Rate component thereof until it is no longer illegal for Lender to determine or charge interest rates based upon LIBOR.  Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.05.

2.15.Inability to Determine Rates.

(a)If in connection with any LIBOR Rate Election or a conversion to or continuation of any Eurocurrency Rate Loan, (i) Lender determines that (A) U.S. Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Election or Eurocurrency Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Index Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or the LIBOR Daily Floating Rate in connection with any existing or proposed Base Rate Loan and (y) the circumstances described in Section 2.16(a) do not apply (in each case with respect to this clause (i), “Impacted Advances”), or (ii) Lender determines that for any reason the LIBOR Rate for any LIBOR Rate Election does not adequately and fairly reflect the cost to Lender of funding the requested Eurocurrency Rate Loan, Lender will promptly so notify Borrower.  Thereafter, (x) the obligation of Lender to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Daily Floating Rate component of the Base Rate, the utilization of the LIBOR Daily Floating Rate component in determining the Base Rate shall be suspended, in each case until Lender revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending LIBOR Rate Election for a borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such LIBOR Rate Election into a request for a Base Rate Loan in the amount specified therein.

(b)Notwithstanding the foregoing, if Lender has made the determination described in clause (i) of Section 2.15(a), Lender, in consultation with Borrower, may establish an alternative interest rate for the Impacted Advances, in which case, such alternative rate of interest shall apply with respect to the Impacted Advances until (i) Lender revokes the notice delivered with respect to the Impacted Advances under clause (i) of the first sentence of Section 2.15(a), (ii) Lender notifies Borrower that such alternative rate of interest does not adequately and fairly reflect the cost to Lender of funding the Impacted Advances, or (iii) Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund Loan advances whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of Lender to do any of the foregoing and provides Borrower written notice thereof.”

2.16.LIBOR Successor Rate.

(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if Lender determines (which determination shall be conclusive absent manifest error), or Borrower notifies Lender that Borrower has determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Lender or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Lender, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv)bilateral portfolio commercial loans currently being executed, or that include language similar to that contained in this Section and Section 2.15, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, in the case of clauses (i) through (iii) above, on a date and time determined by Lender (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii), or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by Lender, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x)Term SOFR plus the Related Adjustment; and

(y)SOFR plus the Related Adjustment;

and in the case of clause (iv) above, Borrower and Lender may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document (A) in accordance with the definition of “LIBOR Successor Rate” set forth above, or (B) with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated bilateral portfolio commercial loans for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated bilateral portfolio commercial loans for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate;

provided that, if (1) initially LIBOR is replaced with the rate contained in clause (y) above (SOFR plus the applicable Related Adjustment) and subsequent to such replacement, (2) Lender determines that Term SOFR has become available, is administratively feasible for Lender and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and (3) Lender notifies Borrower of such availability, then, from and after the relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

Lender will promptly (in one or more notices) notify Borrower of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date, and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Lender, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by Lender.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than zero percent (0%), the LIBOR Successor Rate will be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, Lender will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Lender shall provide each such amendment implementing such LIBOR Successor Rate Conforming Changes to Borrower reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in clauses (i) through (iii) above have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.

(b)Notwithstanding anything to the contrary herein, (i) after any such determination by Lender or receipt by Lender of any such notice described under Section 3.7(a)(i) through (iii), as applicable, if Lender determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.7(a)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 2.16(a)(i) through (iii) have occurred with respect to the LIBOR Successor Rate then in effect and Lender determines that none of the LIBOR Successor Rates is available, then in each case, Lender and Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section and Section 2.15 as of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated bilateral portfolio commercial loans for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated bilateral portfolio commercial loans for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion and may be periodically updated.  For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate.

(c)If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with Section 2.16(a) or (b) and the circumstances under Section 2.16(a)(i) or Section 2.16(a)(iii) exist or the Scheduled Unavailability Date has occurred (as applicable), Lender will promptly so notify Borrower.  Thereafter, (x) the obligation of Lender to make or maintain advances of the Loan at the LIBOR Rate shall be suspended, (to the extent of the affected Interest Periods, advances of the Loan, interest payment dates or payment periods), and (y) the LIBOR Daily Floating Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with Section 2.16(a) or (b).  Upon receipt of such notice, Borrower may revoke any pending LIBOR Rate Election for a borrowing of, conversion to or continuation of Eurocurrency Rate Loan (to the extent of the affected Eurocurrency Rate Loan, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such LIBOR Rate Election into a request for Base Rate Loan (subject to the foregoing clause (y)) in the amount specified therein.

2.4Financial Statements. Section 6.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(c)Budget.  As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Company, an annual budget of the Company and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of the Company, in form satisfactory to the Lender, of Consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal year.

2.5Restricted Payments.  The following new Section is added to the Existing Credit Agreement immediately after Section 7.06(c):

(d)the Loan Parties shall be permitted to make special (i) dividends or other distributions, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, (ii)  redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, or (iii) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (each, a “Permitted Payment” and collectively, the “Permitted Payments”), provided the Permitted Payments do not exceed Forty Million Dollars ($40,000,000) in any fiscal year and shall be made out of available funds as set forth on the  Consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and further, provided that each of the following conditions is satisfied at the time of, and after giving effect to, any Permitted Payments:

(i)The Borrowers shall, on a consolidated Pro Forma Basis after giving effect to such Permitted Payment, have a positive balance in the Borrowers’ retained earnings account as reflected on the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto;

(ii)No Default or Event of Default shall have occurred and be continuing;

(iii)Not less than five (5) Business Days prior to the closing of any Permitted Payment (excluding a share repurchase program), Borrowers shall have provided the Lender written notice of such Permitted Payment, together with calculations and supporting materials which demonstrate that the Borrowers will satisfy each of the requirements for a Permitted Payment; and

(iv)Not less than five (5) Business Days prior to the execution of a share repurchase program transacting in the capital markets, Borrowers shall have provided the Lender written notice of such share repurchase program, together with calculations and supporting materials which demonstrate that the Borrowers will satisfy each of the requirements for a Permitted Payment.

2.6Financial Covenants.  The following new Section is added to the Existing Credit Agreement immediately after Section 7.11(b):

(c)Negative EBITDA. Permit EBITDA as of the end of any Measurement Period to be less than $0.00.  All Guaranties and other Indebtedness permitted pursuant to Sections 7.02(e), 7.02(g), and 7.02(h) shall be excluded from the calculation of this financial covenant at all times that such Indebtedness remains contingent and which are not letters of credit (including any Letters of Credit issued by the Lender) or reflected as liabilities on Borrower’s balance sheet in accordance with GAAP.

2.7Events of Default.  Section 8.01(h) of the Existing Credit Agreement is amended and restated in its entirety as follows:

(h)Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (1) enforcement proceedings are commenced by any creditor upon such judgment or order, or (2) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

2.8Government Sanctions, KYC and QFC.  The following new Sections are added to the Existing Credit Agreement immediately after Section 10.20:

10.21.Government Sanctions.

(a)Each Borrower represents that no primary obligor or contingent obligor, nor any affiliated entities of any primary obligor or contingent obligor, including in the case of any primary obligor or contingent obligor that is not a natural person, subsidiaries nor, to the knowledge of each Borrower, any owner, trustee, director, officer, employee, agent, affiliate or representative of each Borrower or any other primary obligor or contingent obligor is s Person currently the subject of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is any Borrower or any other primary obligor or contingent obligor located, organized or resident in a country or territory that is the subject of Sanctions.

(b)Each Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the credit provided under this Agreement, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

10.22.KYC Information.

Promptly following any request therefor, provide information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.  For purposes of this Agreement, “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

10.23. Acknowledgement Regarding Any Supported QFCs.

To the extent that this Agreement and any Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the Governing Law State and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)As used in this Section, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

2.9Exhibit C. Exhibit C to the Existing Credit Agreement is hereby replaced in its entirety with the Revised Exhibit C attached hereto.
3.Representations and Warranties.  Each Borrower hereby represents and warrants to the Lender that:
3.1After giving effect to this Amendment, the representations and warranties contained in Article V of the Credit Agreement are, except to the extent that they relate solely to an earlier date, true with the same effect as though such representations and warranties had been made on the date hereof.
3.2Each Borrower has full requisite power and authority to execute and deliver this Amendment, to perform its obligations under the Credit Agreement, and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate or limited liability company action.  No consent or approval of the shareholders or members of each Borrower which has not been obtained and no consent or approval of, notice to or filing with, any public authority which has not been obtained or made is required as a condition to the validity of this Amendment.
3.3This Amendment and the Existing Credit Agreement constitute the valid and legally binding obligations of the Borrowers, enforceable in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
3.4There are no actions, suits, proceedings or investigations pending or, so far as the officers of the Borrowers know, threatened before any court or administrative agency that, in the opinion of such officers, would, if adversely determined, materially adversely affect (i) the financial condition or operations of the Borrowers, or (ii) the ability of the Borrowers to execute or deliver this Amendment, or to carry out the terms of the Existing Credit Agreement.

3.5There is no existing mortgage, lease, indenture, contract or other agreement binding on the Borrowers or affecting their property, that would conflict with or in any way prevent the execution or delivery of this Amendment or the carrying out of the terms of the Existing Credit Agreement.
3.6Neither the Borrowers nor any Guarantor is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”); (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (4) a “governmental plan” within the meaning of ERISA.
3.7The information included in the Beneficial Ownership Certification most recently provided to the Lender, if applicable, is true and correct in all respects.
4.Conditions.  The effectiveness of this Amendment is subject to the following conditions precedent:
4.1Amendment.  The Borrowers and the Lender shall have executed and delivered one or more counterparts of this Amendment.
4.2Consent and Reaffirmation of Guarantors.  The Borrowers shall have caused each Guarantor to have executed and delivered to the Lender the Consent and Reaffirmation of Guarantor attached hereto.
4.3KYC Information.  Upon the request of the Lender, (a) the Borrowers shall have provided to the Lender, and the Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, and (b) if any of the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrowers shall have delivered Beneficial Ownership Certifications to the Lender.  For purposes hereof: (i) “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, and (ii) “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
4.4The Borrowers shall have provided evidence satisfactory to the Lender that the execution, delivery and performance by each Borrower and each Guarantor of this Amendment and each other instrument or agreement required under this Amendment have been duly authorized.
4.5In consideration of the amendments set forth herein, the Borrowers shall have paid to the Lender an amendment fee (the “Amendment Fee”) in the amount of $150,000.00, which Amendment Fee shall be fully earned, non-refundable and due and payable in full on or before the Amendment Effective Date.
5.No Other Amendments; Reaffirmation; No Novation; No Waiver; Reservation of Rights and Release.
5.1Except as expressly amended hereby, the terms of the Existing Credit Agreement shall remain in full force and effect in all respects, and each Borrower hereby reaffirms its obligations under the Credit Agreement and under each of the other Loan Documents to which it is a party (as each of such Loan Documents may have been affected by this Amendment). Each Borrower acknowledges and agrees that (a) the execution and delivery of this Amendment and consummation of the transactions contemplated hereby do not reduce, discharge, release, impair or otherwise limit any such Borrower’s obligations under the Credit Agreement or any of the other Loan Documents to which it is a party, (b) each Borrower does not have any offset, counterclaim or defense of any kind to its obligations, covenants or agreements under the Credit Agreement or any of the other Loan Documents to which it is a party, (c) nothing contained in this Amendment shall be deemed to constitute a waiver or release by the Lender of any default or Event of Default that may now or hereafter exist under the Credit Agreement or any of the other Loan Documents, or of the Lender’s right to exercise any and all of its rights and remedies thereunder, all of which rights and remedies are hereby reserved by the Lender, and (d) nothing contained in this Amendment shall be construed to constitute a novation with respect to the Indebtedness described in the Credit Agreement and the other Loan Documents.
5.2Each Borrower, for itself and for its successors and assigns, hereby releases and forever discharges the Lender and the Lender’s, respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives and affiliates (collectively, the “Lender Group”), from any and all presently existing claims, demands, damages, liabilities, actions and/or causes of action of any nature whatsoever, including, without limitation, all claims, demands and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Borrower may have or claim to have against any of the Lender Group arising out of facts or events in any way related to the Credit Agreement, any of the other Loan Documents, or the transactions contemplated thereby or hereby that exist on the date hereof or arise from facts or actions occurring prior hereto or on the date hereof.
5.3Without limiting the generality of the foregoing or the Security Agreement, each Borrower hereby acknowledges and agrees that (i) the security interests and liens granted under the Security Agreement secure each Borrower’s indebtedness, obligations and liabilities under the Existing Credit Agreement, as amended by this Amendment and the other Loan Documents (as each of such Loan Documents may have been affected by this Amendment), (ii) this Amendment does not release, impair or otherwise limit any of its obligations under the Security Agreement, (iii) the Security Agreement remains in full force and effect in all respects, and (iv) all references in the Security Agreement to the “Credit Agreement” shall be deemed references to the Existing Credit Agreement as amended by this Amendment.
6.References.  All references in the Credit Agreement to “this Agreement,” “herein,” “hereunder” or other words of similar import, and all references to the “Credit Agreement” or similar words in the other Loan Documents, or any other document or instrument that refers to the Credit Agreement, shall be deemed to be references to the Existing Credit Agreement as amended by this Amendment.
7.Expenses.  Each Borrower hereby agrees that it will pay all reasonable out-of-pocket expenses incurred by the Lender in connection with the preparation of this Amendment and the consummation of the transactions described herein, including, without limitation, the reasonable attorneys’ fees and expenses of the Lender.
8.Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of New York.
9.Counterparts; Electronic Delivery.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.  Delivery by any party to this Amendment of its signatures hereon through facsimile or other electronic image file (including .pdf) (i) may be relied upon as if this Amendment were physically delivered with an original hand-written signature of such party, and (ii) shall be binding on such party for all purposes.
10.Successors.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.FINAL AGREEMENT.  BY SIGNING THIS AMENDMENT, EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN OR AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS AMENDMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES, AND (D) THIS AMENDMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal, all as of the day and year first above written.

BORROWER:	ARGAN, INC.

By: __/s/ David Watson______________________(Seal)

David Watson

Chief Financial Officer

DESIGNATED

BORROWERS:	SOUTHERN MARYLAND CABLE, INC.

By: ____/s/ David Watson _________________(Seal)

David Watson

Vice President and Treasurer

GEMMA POWER, INC.

By: ____/s/ David Watson_______________(Seal)

David Watson

Chief Financial Officer

GEMMA POWER SYSTEMS CALIFORNIA, INC.

By:_____ /s/ David Watson _________________(Seal)

David Watson

Chief Financial Officer

GEMMA POWER SYSTEMS, LLC

By:_____ /s/ David Watson _________________(Seal)

David Watson

Chief Financial Officer

GEMMA POWER HARTFORD, LLC

By:_____/s/ Chip Collins___________________(Seal)

Charles Collins IV

Manager

GEMMA PLANT OPERATIONS, LLC

By:_____ /s/ Chip Collins ____________________(Seal)

Charles Collins IV

Manager

ATLANTIC PROJECTS COMPANY, INC.

By:_____ /s/ David Watson _________________(Seal)

David Watson

Chief Financial Officer

GEMMA RENEWABLE POWER, LLC

By:____ /s/ David Watson ___________________(Seal)

David Watson

Chief Financial Officer

TRC ACQUISITION, LLC

By:____/s/ John Roberts_____________________(Seal)

John Roberts

Manager

THE ROBERTS COMPANY, INC.

By:____ /s/ John Roberts ___________________(Seal)

John Roberts

Chief Executive Officer

BANK OF AMERICA, N.A.,

as Lender

By:  /s/ Colleen Landau   (Seal)

Colleen Landau

Senior Vice President